                                                                 EXHIBIT 10.154


                          ASSET PURCHASE AGREEMENT
                         DATED AS OF MARCH 25, 1997
                                BY AND AMONG
             PAXSON COMMUNICATIONS OF WEST PALM BEACH-25, INC.,
                    PAXSON WEST PALM BEACH LICENSE, INC.,
                                     AND
                           THE HEARST CORPORATION

                               TABLE OF CONTENTS
                                                                                                                      Page
SECTION 1                 CERTAIN DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
                          -------------------
      1.1     Terms Defined in this Section . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
              -----------------------------
      1.2     Terms Defined Elsewhere in this Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
              -----------------------------------------

SECTION 2                 PURCHASE AND SALE OF ASSETS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
                          ---------------------------
      2.1     Agreement to Sell and Buy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
              -------------------------
      2.2     Excluded Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
              ---------------
      2.3     Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
              --------------
      2.4     Payment of Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
              -------------------------
      2.5     Assumption of Liabilities and Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
              -----------------------------------------
      2.6     Liabilities Not Assumed . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
              -----------------------

SECTION 3                 REPRESENTATIONS AND WARRANTIES OF SELLERS . . . . . . . . . . . . . . . . . . . . . . . . .  11
                          -----------------------------------------
      3.1     Organization, Standing, and Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
              -------------------------------------
      3.2     Authorization and Binding Obligation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
              ------------------------------------
      3.3     Absence of Conflicting Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
              ---------------------------------
      3.4     Governmental Licenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
              ---------------------
      3.5     Real Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
              -------------
      3.6     Tangible Personal Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
              --------------------------
      3.7     Entire Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
              ---------------
      3.8     Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
              ---------
      3.9     Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
              --------
      3.10    Intangibles   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
              -----------
      3.11    Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
              --------------------
      3.12    Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
              ---------
      3.13    Reports   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
              -------
      3.14    Absence of Certain Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
              --------------------------
      3.15    Personnel   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
              ---------
      3.16    Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
              -----
      3.17    Claims and Legal Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
              ------------------------
      3.18    Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
              --------------------
      3.19    Transactions with Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
              ----------------------------
      3.20    Environmental Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
              ---------------------
      3.21    Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
              ----------

SECTION 4                 REPRESENTATIONS AND WARRANTIES OF BUYER . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                          ---------------------------------------
      4.1     Organization, Standing, and Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
              -------------------------------------
      4.2     Authorization and Binding Obligation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
              ------------------------------------

      4.3     Absence of Conflicting Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
              ---------------------------------

      4.4     Buyer Qualifications  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
              --------------------

SECTION 5                 OPERATIONS OF WPBF PRIOR TO CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                          -----------------------------------
       5.1    Generally . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
              ---------
       5.2    Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
              ---------
       5.3    Disposition of Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
              ---------------------
       5.4    Encumbrances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
              ------------
       5.5    Licenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
              --------
       5.6    Access to Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
              ---------------------
       5.7    Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
              ---------
       5.8    Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
              --------
       5.9    Financial Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
              ---------------------
       5.10   Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
              --------------------
       5.11   Advice as to Certain Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
              ----------------------------
       5.12   FCC Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
              -----------

SECTION 6                 SPECIAL COVENANTS AND AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                          --------------------------------
       6.1    FCC Consent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
              -----------
       6.2    HSR Act Filing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
              --------------
       6.3    Control of WPBF . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
              ---------------
       6.4    Risk of Loss  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
              ------------
       6.5    Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
              ---------------
       6.6    Cooperation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
              -----------
       6.7    Access to Books and Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
              ---------------------------
       6.8    Disclaimer of Further Representations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
              -------------------------------------
       6.9    Collection of Accounts Receivable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
              ---------------------------------
       6.10   Noncompetition Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
              ------------------------


SECTION 7                 CONDITIONS TO OBLIGATIONS OF BUYER AND SELLERS AT CLOSING . . . . . . . . . . . . . . . . .  25
                          ---------------------------------------------------------
       7.1    Conditions to Obligations of Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
              ----------------------------------
       7.2    Conditions to Obligations of Sellers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
              ------------------------------------

SECTION 8                 CLOSING AND CLOSING DELIVERIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                          ------------------------------
       8.1    Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
              -------
       8.2    Deliveries by Sellers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
              ---------------------
       8.3    Deliveries by Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
              -------------------

SECTION 9                 TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                          -----------
         9.1  Termination by Sellers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
              ----------------------
         9.2  Termination by Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
              --------------------
         9.3  Termination by Mutual Consent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
              -----------------------------


       9.4    Payment of Liquidated Damages . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
              -----------------------------
       9.5    Buyer's Rights on Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
              -----------------------------
       9.6    Specific Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
              --------------------

SECTION 10                SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; CERTAIN REMEDIES . . . . . . .  30
                          -----------------------------------------------------------------------------
       10.1   Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
              ------------------------------
       10.2   Indemnification by Sellers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
              --------------------------
       10.3   Indemnification by Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
              ------------------------
       10.4   Procedure for Indemnification   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
              -----------------------------
       10.5   Certain Limitations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
              -------------------

SECTION 11                MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                          -------------
       11.1   Fees and Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
              -----------------
       11.2   Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
              -------
       11.3   Arbitration   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
              -----------
       11.4   Benefit and Binding Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
              --------------------------
       11.5   Further Assurances; Reasonable Consent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
              --------------------------------------
       11.6   GOVERNING LAW   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
              -------------
       11.7   Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
              --------
       11.8   Gender and Number   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
              -----------------
       11.9   Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
              ----------------
       11.10  Waiver of Compliance; Consents. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
              ------------------------------
       11.11  Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
              ------------


                            ASSET PURCHASE AGREEMENT

         This ASSET PURCHASE AGREEMENT is dated as of March 20, 1997, by and among Paxson Communications of West Palm Beach-25, Inc., a Florida corporation ("Owner"), Paxson West Palm Beach License, Inc., a Florida corporation ("Licensee"), and The Hearst Corporation, a Delaware corporation ("Buyer").

                             PRELIMINARY STATEMENT

         Each of Owner and Licensee is a wholly-owned, direct or indirect, subsidiary of Paxson Communications Corporation, a Delaware corporation ("PCC"). Owner and Licensee own and operate television station WPBF-TV, Tequesta, Florida ("WPBF"), pursuant to licenses issued by the Federal Communications Commission. Owner and Licensee (collectively, "Sellers," and each, individually, a "Seller") desire to sell, and Buyer wishes to buy, substantially all the assets of Owner and Licensee that are used in the business and operations of WPBF for the price and on the terms and conditions set forth in this Agreement.

                                   AGREEMENTS

         In consideration of the above recitals and of the mutual agreements and covenants contained in this Agreement, Buyer and Sellers, intending to be bound legally, agree as follows:

SECTION 1                         CERTAIN DEFINITIONS.

         1.1 Terms Defined in this Section. The following terms, as used in this Agreement, have the meanings set forth in this Section:

         "Accounts Receivable" means the rights of either Seller as of 11:59 pm on the day prior to the Closing Date to payment for the sale by WPBF of advertising time and other goods and services prior to the Closing Date.

         "Affiliate," with respect to any Person, means any other Person, directly or indirectly, controlling, controlled by, or under common control with such Person.

         "Assets" means the assets to be sold, transferred, or otherwise conveyed to Buyer under this Agreement, as specified in Section 2.1.

         "Assumed Contracts" means (a) all Contracts listed on Schedule 3.8,
(b) Contracts in existence as of the date of this Agreement that are not required to be listed on Schedule 3.8, and (c) Contracts entered into by either Seller between the date of this Agreement and the Closing Date in compliance with Section 5.2.

         "Closing" means the consummation of the purchase and sale of the Assets pursuant to this Agreement in accordance with the provisions of Section 8.

         "Closing Date" means the date on which the Closing occurs, as determined pursuant to Section 8.

         "Communications Act" means the Communications Act of 1934, as amended.

         "Consents" means the consents, permits, or approvals of government authorities and other third parties necessary to transfer the Assets to Buyer or otherwise to consummate the transactions contemplated by this Agreement, including written consents to the assignment of the Assumed Contracts.

         "Contracts" means all contracts, leases, non-governmental licenses, and other agreements, commitments, or arrangements (including leases for personal or real property and employment agreements), written or oral (including any amendments and other modifications thereto) to which either Seller is a party or which are binding upon either Seller and that relate to or affect the Assets or the business or operations of WPBF, and (a) that are in effect on the date of this Agreement or (b) that are entered into by either Seller between the date of this Agreement and the Closing Date.

         "Effective Time" means 12:01 a.m., Eastern time, on the Closing Date.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "FAA" means the Federal Aviation Administration.

         "FCC" means the Federal Communications Commission.

         "FCC Consent" means action or actions by the FCC granting its consent, to the extent required, to the assignment of all the FCC Licenses to Buyer as contemplated by this Agreement.

         "FCC Licenses" means all Licenses issued by the FCC to either Seller in connection with the business or operations of WPBF.

         "Final Order" means an action by the FCC (including action by the FCC staff pursuant to delegated authority) that has not been reversed, stayed, enjoined, set aside, annulled, or suspended, and with respect to which no requests are pending for administrative or judicial review, reconsideration, appeal, or stay, and the time for filing any such requests and the time for the FCC to set aside the action on its own motion have expired.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Intangibles" means (i) all copyrights, trademarks, trade names, service marks, service names, call signs and letters, licenses, authorizations, patents, permits, jingles, slogans, logos, proprietary information, technical information and data, machinery and equipment and software warranties, and other similar intangible property rights and interests (and any goodwill associated with any of the foregoing), and applications therefor, owned by, issued to, or held by either Seller and used or useful in the business and operations of WPBF, together with any additions thereto between the date of this Agreement and the Closing Date, and (ii) all programs and programming materials owned by either Seller and used in the business and operations of WPBF, whether recorded on tape or any other media or intended for live performance, and whether completed or in production, and all related common law and statutory copyrights owned by Sellers and used in the business and/or operations of WPBF, together with any additions thereto between the date of this Agreement and the Closing Date.

         "Licenses" means all licenses, permits, construction permits, registrations, and other authorizations issued by the FCC, the FAA, or any other federal, state, or local governmental authorities to either Seller, used in connection with the conduct of the business and/or operations of WPBF and all applications therefor, together with any renewals, extensions, modifications, and/or additions thereto between the date of this Agreement and the Closing Date.

         "Material Contracts" means those Assumed Contracts that are designated on Schedule 3.8 as "Material Contracts."

         "Permitted Liens" means (a) liens for current taxes not yet due and payable, (b) landlord's liens and liens for property taxes not delinquent, (c) statutory liens that were created in the ordinary course of business, (d) leased interests in property owned by others and leased interests in property leased to others as listed on Schedule 3.5, (e) restrictions set forth in, or rights granted to governmental authorities as set forth in, applicable law, (f) zoning, building, or similar restrictions, easements, rights-of-way, reservations of rights, or other restrictions or encumbrances relating to or affecting property, (g) easements, exceptions, and restrictions that are disclosed on Schedule 3.5, and (h) other easements, covenants, and restrictions of record that affect any Real Property Interest and would not result in a material adverse change in the business or operations of WPBF or the ability of Sellers to satisfy their obligations hereunder.

         "Person" means an individual, corporation, association, partnership, joint venture, trust, estate, limited liability company, limited liability partnership, governmental entity, or other entity or organization.

         "Purchase Price" means the purchase price specified in Section 2.3.

         "Real Property" means all real property, and all buildings, fixtures, and other improvements thereon, including towers, satellite dishes and antennae to the extent the foregoing are considered real property, whether or not owned or held by either Seller, used in the business and/or operations of WPBF.

         "Real Property Interests" means all interests in real property, including fee estates, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, and rights of way, and all buildings, and other improvements thereon, including towers, satellite dishes and antennae to the extent the foregoing are considered real property, which are owned by, issued to, or held by either Seller and used in the business or operations of WPBF, together with any additions thereto between the date of this Agreement and the Closing Date.

         "Tangible Personal Property" means all machinery, equipment, tools, vehicles, furniture, fixtures, transmitters, antennae, leasehold improvements, office equipment, materials and supplies, plant, inventory, video libraries and archives, spare parts, and other tangible personal property of every kind and description, wherever located, owned, issued to, or held by either Seller that is used in the conduct of the business and/or operations of WPBF, together with any additions, improvements and replacements thereto between the date of this Agreement and the Closing Date.

         "Taxes" means all taxes, charges, fees, levies, or other assessments imposed by any federal, state, local, or foreign taxing authority, whether disputed or not, including income, capital, estimated, excise, property, sales, transfer, withholding, employment, payroll, and franchise taxes and any interest, penalties, or additions attributable to or imposed on or with respect to such assessments.


         1.2 Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:

Term                                               Section
----                                               -------
Benefit Plan                                       Section 3.15(b)

Claimant                                           Section 10.4(a)

Collection Period                                  Section 6.9(a)

DOJ                                                Section 6.2

Employees                                          Section 3.15(a)

Estimated Purchase Price                           Section 2.4(a)

Event of Loss                                      Section 6.4(b)

Financial Statements                               Section 3.11

FTC                                                Section 6.2

Indemnifying Party                                 Section 10.4(a)

Losses                                             Section 10.2

Purchase Price Allocation                          Section 2.3(c)


SECTION 2                 PURCHASE AND SALE OF ASSETS.

         2.1 Agreement to Sell and Buy. Subject to the terms and conditions set forth in this Agreement (including the representations and warranties made and relied upon hereunder), Sellers hereby agree to sell, transfer, convey, assign, and deliver to Buyer on the Closing Date, and Buyer agrees to purchase, all of each Seller's right, title and interest as of the Closing Date in all of the tangible and intangible assets used or useful in connection with the conduct of the business and/or operations of WPBF of every type and description, wherever located, whether or not reflected on the books and records of Sellers, together with any additions thereto between the date of this Agreement and the Closing Date, but excluding the assets described in
Section 2.2, free and clear of any claims, liabilities, liens, security interests, mortgages, pledges, encumbrances, or restrictions (except for Permitted Liens), including the following:

                 (a)  The Tangible Personal Property;

                 (b)  The Real Property Interests;

                 (c)  The Licenses;

                 (d)  The Assumed Contracts;

                 (e)  The Intangibles;

                 (f) All proprietary information, technical information and data, machinery and equipment warranties, maps, computer discs and tapes, plans, diagrams, blueprints, and schematics, including filings with the FCC relating to the business and/or operation of WPBF;

                 (g) All claims or causes of action of either Seller relating to WPBF to the extent they relate to the period after the Effective Time; and

                 (h) All books and records, including files, books of account, computer programs, tapes, electronic data processing software, customer lists, and other records relating to the Assets or the business or operations of WPBF, including copies of the Assumed Contracts, and FCC logs and other records required by the FCC as of the Closing Date to be maintained at WPBF and/or on file with the FCC;

                 (i) All insurance proceeds arising out of or related to damage, destruction, or loss of any property or asset used in the business and operations of WPBF on the date of this Agreement to the extent of any damage or destruction that remains unrepaired, or to the extent any destroyed property or asset that remains unreplaced, at the Closing Date;

                 (j) All security deposits under any Assumed Contract to the extent a credit was made in favor of Sellers as a result of such security deposits in making prorations pursuant to Section 2.3(a);

                 (k) To the extent not included in (a) through (h) above, all orders and agreements now existing, or entered into in the ordinary course of business between the date of this Agreement and the Closing Date, for the sale of advertising time on WPBF except for those which on the Closing Date have already been filled or have expired;

                 (l) To the extent not included in (a) through (h) above, all prepaid expenses as of the Closing Date to the extent a credit was made in favor of Sellers as a result of such prepaid expenses in making prorations pursuant to Section 2.3(a);

                 (m) To the extent not included in (a) through (h) above, all programs, program rights, program licenses, and programming materials and elements of whatever form or nature owned by either Seller as of the date of this Agreement and used in connection with the business or operations of WPBF, whether recorded on film, tape or any other medium or intended for live performance, television broadcast, or other medium and whether completed or in production (such as outlines, scripts or otherwise), and all related common-law and statutory copyrights owned by, issued to, or held by either Seller and used in connection with the business or operations of WPBF, together with all such programs, materials, elements, and copyrights acquired by either Seller in connection with the business or operations of WPBF between the date of this Agreement and the Closing Date, but excluding those rights and/or materials consumed or expired between the date of this Agreement and the Closing Date;

                 (n) To the extent not included in (a) through (h) above, and to the extent transferable, all of Sellers' rights under manufacturers' and vendors' warranties relating to the Assets and, if said rights are not assignable to Buyer, the Sellers agree to enforce such rights to Buyer's benefit at Buyer's sole expense; and

                 (o) All of each Seller's goodwill in, and going concern value of, WPBF.

         2.2  Excluded Assets.  The Assets shall exclude the following:

                 (a) Each Seller's cash and cash equivalents on hand as of the Closing and any of either Seller's interest in its bank or savings accounts and any stocks, bonds, certificates of deposit and similar investments;

                 (b)  All Accounts Receivable;

                 (c) Any insurance policies, promissory notes, amounts due to either Seller from employees, bonds, letters of credit, certificates of deposit, or other similar items, and any cash surrender value in regard thereto;

                 (d)  Any pension, profit-sharing, or employee benefit plans;

                 (e) All tax returns and supporting materials, all original financial statements and supporting materials, all of Sellers' corporate minute books and other books and records related to internal corporate matters and financial relationships with Sellers' lenders and Affiliates, all books and records that either Seller is required by law to retain, and all records of either Seller relating to the sale of the Assets;

                 (f) Any interest in and to any refunds of Taxes for periods prior to the Closing Date;

                 (g) Any assets and properties of either Seller that are disposed of prior to the Closing Date in compliance with this Agreement;

                 (h) Deposits and prepaid expenses for which Sellers do not receive a credit under Section 2.3 and deposits under utility and similar agreements to the extent not reflected in the adjustments made pursuant to
Section 2.3;

                 (i) Any claim or cause of action by either Seller relating to the period before the Effective Time;

                 (j)  Any collective bargaining agreements; and

                 (k) All assets described on Schedule 2.2.

         2.3 Purchase Price. The Purchase Price for the Assets shall be Eighty-Five Million Dollars ($85,000,000.00), adjusted as provided below:

                 (a) Prorations. The Purchase Price shall be increased or decreased as required to effectuate the proration of revenues and expenses.
All revenues and expenses arising from the operations of WPBF, including revenues and expenses arising under Assumed Contracts, tower rental (and related fees, commissions, and tower management expenses), business and license fees, utility charges, real and personal property taxes and assessments levied against the Assets, property and equipment rentals, applicable copyright or other fees, sales and service charges, Taxes (except for Taxes arising from the transfer of the Assets under this Agreement), employee compensation with respect to Employees who are hired by Buyer (including wages and salaries, but excluding, unless Buyer and Sellers otherwise agree, accrued sick leave, severance pay, and earned vacation time), security deposits, and similar prepaid and deferred items, shall be prorated between Buyer and Sellers in accordance with the principle that Sellers shall receive all revenues and be responsible for all expenses, costs, and liabilities allocable to the operations of WPBF for the period prior to the Effective Time, and Buyer shall receive all revenues and be responsible for all expenses, costs, and obligations allocable to the operations of WPBF for the period after the Effective Time, subject to the following:

                          (1)  There shall be no adjustment for, and Sellers
shall remain solely liable with respect to, liabilities and obligations under any Contracts not included in the Assumed Contracts and any other obligation or liability not being assumed by Buyer in accordance with Section 2.5.

                          (2)  There shall be no adjustment for any difference
between the value of the goods or services to be received by Sellers as of the Closing Date under trade or barter agreements relating to WPBF and the value of any advertising time remaining to be run by Sellers as of the Closing Date under trade or barter agreements relating to WPBF. Notwithstanding the foregoing, an adjustment and proration shall be made in favor of Buyer to the extent that the amount of any advertising time remaining to be run by WPBF under trade or barter agreements as of the Closing Date exceeds the value of the goods or services to be received by WPBF as of the Closing Date by more than $60,000.

                          (3)  Payments due under film or programming license
agreements for the month in which the Closing occurs shall be prorated based on the number of days in such month before the Closing Date and the number of days in such month on and after the Closing Date.

                          (4)  There shall be no proration for, and Sellers
shall remain solely liable for, accrued sick leave, severance pay, or earned vacation time of the Employees accrued or earned prior to the Closing Date. Sellers shall be responsible for the payment of all compensation and commissions owed to WPBF employees up to the Effective Time. Buyer may, as of the Effective Time, employ those employees as Buyer may elect on terms and conditions determined by Buyer, and Buyer shall be responsible for the payment of all compensation and commissions payable to WPBF employees retained by Buyer after the Effective Time.

                          (5)  There shall be no proration of music license
fees. Sellers are responsible for filing and paying all music license fees (ASCAP, BMI, SESAC, etc.) due and payable as of the Effective Time, and Buyer is responsible for filing and paying all such fees after the Effective Time.

                 (b) Manner of Determining Adjustments. The Purchase Price, taking into account the adjustments and prorations pursuant to Section 2.3(a), will be determined finally in accordance with the following procedures:

                          (1)  Sellers shall prepare and deliver to Buyer not
later than five (5) business days before the Closing Date a preliminary settlement statement which shall set forth Sellers' good faith estimate of the adjustments to the Purchase Price under Section 2.3(a). The preliminary settlement statement shall contain all information reasonably necessary to determine the adjustments to the Purchase Price under Section 2.3(a), to the extent such adjustments can be determined or estimated as of the date of the preliminary settlement statement, and such other information as may be reasonably requested by Buyer, and shall be certified by Sellers to be Sellers' good faith estimate as of the date thereof.

                          (2)  As promptly as practical after the Closing, but
in any event not later than sixty days after the Closing Date, Buyer will deliver to Sellers a statement setting forth Buyer's determination of the Purchase Price and the calculation thereof pursuant to Section 2.3(a). Buyer's statement shall contain all information reasonably necessary to determine the adjustments to the Purchase Price under Section 2.3(a), and such other information as may be reasonably requested by either Seller, and shall be certified by Buyer to be true and complete as of the date thereof. If Sellers dispute the amount of the Purchase Price determined by Buyer, they shall deliver to Buyer within thirty days after their receipt of Buyer's statement a statement setting forth their determination and calculation of the amount of the Purchase Price. If Sellers notify Buyer of their acceptance of Buyer's statement, or if Sellers fail to deliver its statement within the thirty-day period specified in the preceding sentence, Buyer's determination of the Purchase Price shall be conclusive and binding on the parties as of the last day of the thirty-day period.

                          (3)  Buyer and Sellers shall use good faith efforts
to resolve any dispute involving the determination of the Purchase Price. If the parties are unable to resolve the dispute within fifteen days following the delivery of Sellers' statement pursuant to Section 2.3(b)(2), Buyer and Seller shall jointly designate an independent certified public accountant, who shall be knowledgeable and experienced in the operation of television broadcasting stations, to resolve the dispute. If the parties are unable to agree on the designation of an independent certified public accountant, the selection of the accountant to resolve the dispute shall be submitted to arbitration in accordance with Section 11.3. The accountant's resolution of the dispute shall be final and binding on the parties, and a judgment may be entered thereon in any court of competent jurisdiction. Any fees of this accountant shall be split equally between the parties.

                 (c) Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets purchased by Buyer from each Seller for all purposes (including Tax and financial accounting purposes) in the manner set forth in a schedule to be agreed to by Buyer and Sellers on or prior to the Closing Date; provided, however, that the agreement of Buyer and Sellers as to such allocation shall not be a condition to any party's obligations at the Closing. Such allocation of the Purchase Price (the "Purchase Price Allocation") shall be consistent with Section 1060 of the Internal Revenue Code. Each of the parties to this Agreement agrees not to take a position on any Tax return, before any governmental agency charged with the collection of any Tax, or in any judicial proceeding that is in any way inconsistent with the Purchase Price Allocation and to cooperate with each other party in timely filing Forms 8594 with the Internal Revenue Service that are consistent with the Purchase Price Allocation; provided, however, that nothing herein shall prevent Buyer and any permitted assignee of Buyer that is a "qualified intermediary," as provided in Section 11.4, from applying the allocation provisions of Section 1031 of the Internal Revenue Code and the Treasury Regulations promulgated thereunder to a transfer of Assets from the "qualified intermediary" to Buyer as provided in Section 11.4.

        2.4 Payment of Purchase Price. The Purchase Price shall be paid by Buyer to Sellers as follows:

                 (a) Payment of Estimated Purchase Price At Closing. The sum of Eighty-Five Million Dollars ($85,000,000.00), adjusted by the estimated adjustments pursuant to Section 2.3(a) as set forth in Sellers' preliminary settlement statement pursuant to Section 2.3(b)(1), is referred to as the "Estimated Purchase Price." At the Closing, Buyer shall pay or cause to be paid to or for the account of Sellers the Estimated Purchase Price by federal wire transfer of same-day funds pursuant to wire instructions which shall be delivered by Sellers to Buyer at least two business days prior to the Closing Date.

                 (b)  Payments to Reflect Adjustments.

                          (1)  If the Purchase Price as finally determined
pursuant to Section 2.3(b) exceeds the Estimated Purchase Price, Buyer shall pay to Sellers, in immediately available funds within five business days after the date on which the Purchase Price is determined pursuant to Section 2.3(b), the difference between the Purchase Price and the Estimated Purchase Price.

                          (2)  If the Purchase Price as finally determined
pursuant to Section 2.3(b) is less than the Estimated Purchase Price, Sellers shall pay to Buyer, in immediately available funds within five business days after the date on which the Purchase Price is determined pursuant to Section 2.3(b), the difference between the Purchase Price and the Estimated Purchase Price.

         2.5 Assumption of Liabilities and Obligations. As of the Closing Date, Buyer shall assume and undertake to pay, discharge, and perform all obligations and liabilities of either Seller under the Licenses and the Assumed Contracts to the extent that either (a) the obligations and liabilities relate to the time after the Effective Time or (b) the Purchase Price was reduced pursuant to Section 2.3(a) as a result of the proration of such obligations and liabilities.

         2.6
              Liabilities Not Assumed. Any provision of this Agreement to the contrary notwithstanding (and without implication that Buyer is assuming any liability not expressly excluded and, where applicable, without implication that any of the following have been included in the liabilities described in
Section 2.5), except for the liabilities described in Section 2.5, Buyer shall not assume by virtue of this Agreement or the transactions contemplated hereby and, shall have no liability for, any obligations or liabilities of the Sellers of any kind, character, or description whatsoever, including without limitation the following liabilities:

                 (a)  any of Sellers' obligations hereunder;

                 (b) any liabilities relating to any of the Excluded Assets, or any obligations or liabilities under any Contract not included in the Assumed Contracts;

                 (c) any obligations or liabilities under the Assumed Contracts relating to the period prior to the Effective Time except insofar as the Purchase Price was reduced pursuant to Section 2.3(a) as a result of the proration of such obligations and liabilities;

                 (d) any liability arising from, or in connection with, the conduct of the business and operations of WPBF or the Assets prior to the Closing Date except insofar as the Purchase Price was reduced pursuant to
Section 2.3(a) as a result of the proration of such obligations and liabilities;

                 (e) any intercompany liabilities or any liabilities by either Seller to any of their respective shareholders, directors or officers or to any Affiliate of either Seller or of any of their respective shareholders, directors or officers or any liabilities relating to the capital stock of either Seller;

                 (f) any liabilities to or with respect to Sellers' employees, whether or not any such employee is offered employment by Buyer after the Closing Date, relating in any way to such employee's employment with Sellers prior to the Closing Date (including deferred compensation liabilities and obligations for severance benefits, vacation time, or sick leave accrued prior the Closing Date);

                 (g) any liability in respect of any past, present, or future litigation, action, suit, proceeding or arbitration arising out of or relating to the ownership or operation of the Assets or the business and operations of WPBF prior to the Closing Date (whether asserted or commenced before or after the Closing Date);

                 (h) any liabilities with respect to or arising from indebtedness for borrowed money incurred or accrued before the Closing Date;

                 (i) without limitation by the specific enumeration of the foregoing, any liabilities not expressly assumed by Buyer pursuant to the provisions of Section 2.5; and

                 (j) any liabilities of Sellers for Taxes relating to periods prior to the Effective Time.


SECTION 3                REPRESENTATIONS AND WARRANTIES OF SELLERS.

          Each Seller jointly and severally represents and warrants to Buyer as follows:

          3.1 Organization, Standing, and Authority. Each Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida. Each Seller has all requisite corporate power and authority (a) to own, lease, and use the Assets as now owned, leased, and used by it, (b) to conduct the business and operations of WPBF as now conducted by it, and (c) to execute and deliver this Agreement and the documents contemplated hereby, and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by such Seller hereunder and thereunder. Each Seller is duly qualified to transact business in each jurisdiction in which the nature of its business makes such qualification necessary except where failure to so qualify would not have a material adverse effect on the business or operations of WPBF.

         3.2 Authorization and Binding Obligation. The execution, delivery, and performance of this Agreement by each Seller have been duly authorized by all necessary corporate actions on the part of such Seller. This Agreement has been duly executed and delivered by each Seller and constitutes the legal, valid, and binding obligation of each Seller, enforceable against it in accordance with its terms except as the enforceability of this Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally, and by judicial discretion in the enforcement of equitable remedies.

         3.3 Absence of Conflicting Agreements. Subject to obtaining the governmental Consents provided for in Section 6.1 and Section 6.2 and the other Consents listed on Schedule 3.3, the execution, delivery, and performance of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (a) do not require the consent of any third party (including any governmental or regulatory authority); (b) will not conflict with any provision of the Articles of Incorporation or By-Laws, as amended and/or restated, of either Seller; (c) will not violate or result in a breach of, or contravene any law, judgment, order, ordinance, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality; (d) will not violate, conflict with, or result in a material breach of any terms of, constitute grounds for termination of, constitute a default under, or result in the acceleration of any performance required by the terms of, any mortgage, indenture, lease, contract, agreement, instrument, license, or permit to which either Seller is a party or by which either Seller or any of the Assets may be bound legally or affected; and (e) will not create any claim, liability, mortgage, lien, pledge, condition, charge, or encumbrance or other security interest upon any of the Assets.

         3.4 Governmental Licenses. Schedule 3.4 is a true and complete list as of the date of this Agreement of all FCC Licenses, all Licenses issued by the FAA, and all other material Licenses. Each License listed on Schedule 3.4 has been validly issued, and the Seller designated as such on Schedule 3.4 is the authorized legal holder thereof. The Licenses listed on Schedule 3.4 are in full force and effect, and the conduct of the business and operations of WPBF is in accordance therewith in all material respects. Schedule 3.4 also sets forth a true and complete list of any and all pending applications filed with the FCC by either Seller relating to WPBF, true and complete copies of which have been delivered to Buyer or made available for inspection by Buyer. The FCC Licenses include all of the licenses and authorizations required under the Communications Act and the current rules and regulations of the FCC in connection with the conduct of the business and operations of WPBF. None of the Licenses listed on Schedule 3.4 is subject to any restriction or condition which would limit in any material respect the business or operation of WPBF as now conducted. There is not, as of the date of this Agreement, pending, or to the knowledge of either Seller threatened, any action or proceeding by or before the FCC to revoke, cancel, rescind or modify (including a reduction in coverage area) any of the FCC Licenses (other than proceedings to amend FCC rules of general applicability) or refuse to renew the FCC Licenses, and there is not as of the date of this Agreement issued or outstanding, or to the knowledge of either Seller pending or threatened, by or before the FCC, any order to show cause, notice of violation, notice of apparent liability, or notice of forfeiture or material complaint against either Seller with respect to WPBF, other than regularly scheduled license renewal proceedings. There are no unsatisfied notices of violation or notices of apparent liability to monetary forfeiture issued by the FCC to Sellers with respect to WPBF or its operations. To Sellers' knowledge, there exist no facts, conditions or events relating to Sellers or WPBF that would cause the denial of an application or consent from the FCC with respect to the assignment of the FCC Licenses as provided in this Agreement. As of the date of this Agreement, there is no proceeding pending or, to Sellers' knowledge, threatened, seeking the revocation or limitation of any Licenses other than FCC Licenses.

         3.5 Real Property. Schedule 3.5 contains a complete and accurate description of all the Real Property and Sellers' interests therein (including street address (where known), legal description (where known), owner, and Sellers' use thereof). The Real Property listed on Schedule 3.5 comprises all Real Property Interests used to conduct the business and operations of WPBF as now conducted. Except as set forth on Schedule 3.5, Seller has good and marketable fee simple title to all fee estates included in the Real Property Interests and good title to all other Real Property Interests, in each case free and clear of all liens, security interests, mortgages, pledges, encumbrances, or restrictions, except for Permitted Liens. All guy wires, guy anchors, satellite dishes, associated transmission equipment, transmitter buildings, main studio buildings, associated parking lots, and other buildings and other improvements included in the Assets are all located entirely on and within the boundaries of the Real Property listed in Schedule 3.5. As of the date hereof, all Real Property (including the improvements thereon) is available for immediate use in the conduct of the business and operations of WPBF and complies in all material respects with all applicable building or zoning codes and the regulations of any government authority having jurisdiction, except to the extent the current use, while permitted, constitutes a "nonconforming use" under current zoning or land use regulations. Sellers have full and unfettered legal access to all of the Real Property listed on Schedule 3.5. Sellers have delivered or made available to Buyer true and complete copies of all deeds and other instruments evidencing Real Property Interests. Except for that portion of the Real Property and Real Property Interests subject to leases where either Seller is lessor or sublessor (as identified on Schedule 3.5), such Seller is in possession of the Real Property. As of the date of this Agreement, there are no pending or, to the knowledge of Sellers, threatened condemnation or appropriation proceedings against any of the Real Property or the Real Property Interests.

         3.6 Tangible Personal Property. Schedule 3.6 lists all material items of Tangible Personal Property. Except as described in Schedule 3.6, the Seller designated as such on Schedule 3.6 owns and has good title to each item of Tangible Personal Property and none of the Tangible Personal Property is subject to any liens, security interests, mortgages, pledges, encumbrances, or restrictions, except for Permitted Liens. All items of transmitting and studio equipment included in the Tangible Personal Property are sufficient to permit WPBF, and any unit auxiliaries thereto, to operate, and WPBF is operating, in all material respects, in accordance with the terms of the FCC Licenses and the rules and regulations of the FCC (other than FCC engineering specifications).

         3.7 Entire Business. The Assets together with the Excluded Assets constitute all of the assets, rights, and properties of Sellers used or useful in the business and operations of WPBF as currently conducted.

         3.8 Contracts. Schedule 3.8 is a true and complete list as of the date of this Agreement of all Contracts except contracts with advertisers for production or sale of advertising time on WPBF for cash at rates consistent with Sellers' past practices that may be canceled by a Seller without penalty on not more than ninety days' notice. Seller has delivered or made available to Buyer true and complete copies of all written Assumed Contracts and accurate descriptions of all oral Assumed Contracts listed on Schedule 3.8. All of the Assumed Contracts are in full force and effect and are valid and binding agreements of either or both Sellers enforceable in accordance with their terms. Sellers are not in default in any material respect under any of the Assumed Contracts, nor does any condition exist that with the notice or lapse of time or both would constitute such a default. Except for the need to obtain the Consents listed on Schedule 3.3, each Seller has full legal power and authority to assign its rights under the Assumed Contracts to Buyer in accordance with this Agreement, and such assignment will not affect the validity, enforceability, or continuation of any of the Assumed Contracts.

         3.9 Consents.  Except for the governmental Consents provided for in
Section 6.1 and Section 6.2 and the other Consents described in Schedule 3.3, no consent, approval, permit, or authorization of, or declaration to, or filing with any governmental or regulatory authority or any other third party is required to consummate this Agreement and the transactions contemplated hereby, or to permit Sellers to assign or transfer the Assets to Buyer.

         3.10 Intangibles. Schedule 3.10 is a true and complete list as of the date of this Agreement of all material Intangibles (exclusive of Licenses listed in Schedule 3.4), all of which are valid and subsisting. Other than with respect to matters generally affecting the television broadcasting industry and not particular to either Seller, neither Seller is aware of or has received any notice or demand alleging that it is infringing upon or otherwise acting adversely to any trademarks, trade names, service marks, service names, copyrights, patents, patent applications, trade secrets, know-how, methods, or processes owned or licensed by any other Person, nor is either Seller aware that any other Person is infringing upon or acting adversely to any of the Intangibles or any rights of Sellers therein.

         3.11 Financial Statements. Sellers have furnished Buyer with true and complete copies of a balance sheet and income statement of Sellers with respect to WPBF as at December 31, 1995 and for the year then ended and true and complete copies of a balance sheet and income statement of Sellers with respect to WPBF as at December 31, 1996 and for the twelve-month period then ended (collectively, the "Financial Statements"). The Financial Statements have been prepared from the books and records of Sellers, have been prepared in accordance with generally accepted accounting principles consistently applied and maintained throughout the periods indicated and present fairly, in all material respects, the financial condition of WPBF as at their respective dates and the results of operations for the periods then ended. As of December 31, 1996, there was no material direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation, or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent, or otherwise, relating to the Assets, of a kind required by generally accepted accounting principles to be set forth on a financial statement that was not adequately reflected or reserved against on the Financial Statements as at December 31, 1996 in the manner required by generally accepted accounting principles.

         3.12 Insurance. Schedule 3.12 is a true and complete list as of the date of this Agreement of all insurance policies and binders of Sellers that insure any part of the Assets, Employees, or the business and/or operations of WPBF. All policies of insurance and binders listed in Schedule 3.12 are in full force and effect and no notice of cancellation or non-renewal has been received with respect to any such policy or binder. The Sellers are not in default with respect to any material provision contained in any such policy or binder and there are no outstanding unpaid claims related to WPBF as to which the carrier has disclaimed liability.

         3.13 Reports. All returns, reports, and statements that either Seller was required to file with the FCC or FAA with respect to the business or operations of WPBF have been filed, and Sellers have complied with all reporting requirements of the FCC and FAA relating to WPBF in all material respects. All of such returns, reports, and statements, as filed, satisfy all applicable legal requirements in all material respects.

         3.14 Absence of Certain Changes. Except as set forth on Schedule 3.14, since December 31, 1996, (i) there has been no material adverse change in the assets or properties of WPBF, and (ii) Sellers have conducted the business and operations of WPBF only in the ordinary course consistent with past practice.

         3.15 Personnel.

              (a) Employees and Compensation. Schedule 3.15 contains a true and complete list as of the date of this Agreement of all employees of either Seller engaged in the business and operations of WPBF (collectively, the "Employees") and a description of all compensation arrangements affecting them. Except as set forth on Schedule 3.8, neither Seller has any contracts of employment (other than contracts of employment at will which may be terminated with or without cause) with any employee engaged in the business and operations of WPBF (including independent contractors).

              (b)  Benefit Plans. Except as set forth on Schedule 3.15,
Sellers do not maintain with respect to the Employees, and are not required with respect to the Employees to make contributions to, any "employee benefit plan" (within the meaning of Section 3(3) of ERISA), including, without limitation, any pension, welfare, or savings plan or arrangement, or any employee stock purchase or stock option, severance, vacation or holiday pay, sick leave, performance, bonus, incentive, or insurance plan or arrangement (each, a "Benefit Plan") and related trust agreements. Sellers have made available to Buyer copies of any Benefit Plan which relates to or covers any of the Employees and related trust agreements as in effect on the date hereof.

                 (c) Multiemployer Plans. Neither Seller has at any time been a participant in any "multiemployer pension plan," as defined in Section 3(37) of ERISA, that covers any Employee.

                 (d) Labor Relations. Each Seller is in compliance in all material respects with all laws, rules, and regulations relating to the employment of labor, including those related to wages, hours, collective bargaining, occupational safety, discrimination, and the payment of social security and other payroll related taxes, and neither Seller has received any notice alleging that it has failed to comply with any such laws, rules, or regulations. Except as disclosed on Schedule 3.17, no controversies, disputes, or proceedings are pending or, to either Seller's knowledge, threatened, between either Seller and any Employee. No labor union or other collective bargaining unit represents or, to Sellers' knowledge, claims to represent any of the employees of WPBF. To Sellers' knowledge, there is no union campaign being conducted to solicit cards from employees to authorize a union to request a National Labor Relations Board Certification election with respect to any employees at WPBF.

         3.16 Taxes. There are no legal, administrative, or tax proceedings pursuant to which either Seller is or could be made liable for any Taxes, the liability for which could extend to Buyer as transferee of the Assets, and no event has occurred that could impose on Buyer any transferee liability for any Taxes due from either Seller.

         3.17 Claims and Legal Actions. Except as disclosed on Schedule 3.17 and except for any FCC rulemaking proceedings generally affecting the television broadcasting industry and not particular to either Seller, as of the date of this Agreement, there is no claim, legal action, counterclaim, suit, arbitration, or other legal, administrative, or tax proceeding, nor any order, decree, or judgment, in progress or pending, or to the knowledge of either Seller threatened, against or relating to either Seller with respect to the Assets or the business or operations of WPBF (including any of the foregoing arising under any federal, state, or local laws, rules, or regulations relating in any way to RF radiation, protection of or pollution to the environment, protection of human health, or occupational safety and health), which individually or in the aggregate could be expected to create a material adverse change in the business or operations of WPBF or impair or hinder the ability of either Seller to perform its obligations under this Agreement.

         3.18 Compliance with Laws. Sellers have complied and are in compliance with the Licenses and all federal, state, and local laws, rules, regulations, ordinances, judgments, orders, and decrees applicable or relating to the business and operation of WPBF (including all federal, state, and local laws, rules, and regulations relating in any way to RF radiation, protection of or pollution to the environment, protection of human health, and occupational safety and health), except for any noncompliance by either Seller that would not have a material adverse effect on the business or operations of WPBF or impair or hinder the ability of either Seller to perform its obligations under this Agreement. In connection with their ownership or operation of WPBF, Sellers have obtained and been in compliance with all permits, licenses, registrations, and other consents that are required under any federal, state, or local laws, rules, or regulations relating in any way to RF radiation, protection of or pollution to the environment, protection of human health, or occupational safety and health, except where the failure to obtain or comply with any such permit, license, registration, or other consent would not have a material adverse effect on the business or operations of WPBF or impair or hinder the ability of either Seller to perform its obligations under this Agreement.

         3.19 Transactions with Affiliates. Except as set forth on Schedule 3.19, there are no agreements relating to the business of WPBF between either Seller and any of its Affiliates (other than the other Seller), neither Seller has been involved in any material business arrangement or relationship relating to WPBF with any of its Affiliates (other than the other Seller), and no Affiliate of either Seller (other than the other Seller) owns any material property or right, tangible or intangible, that is used in the business or operations of WPBF.

         3.20 Environmental Matters. Except as disclosed on Schedule 3.20, no substances regulated under or subject to any federal, state, or local laws, rules, regulations, or ordinances relating to the protection of or pollution to the environment, including without limitation, PCBs, CFCs, asbestos, hazardous substances, hazardous materials, hazardous waste, toxic substances, radioactive materials, oils, hydrocarbons, photographic chemicals and photographic developing and processing products, and other pollutants and contaminants, are in, on, under, or about the Real Property in quantities that require remediation under such laws.

         3.21 Disclosure. No representation, warranty, or covenant made by Sellers in this Agreement or the schedules or exhibits hereto, taken as a whole, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein and therein, taken as a whole, not misleading in the light of the circumstances under which they were made.

SECTION 4          REPRESENTATIONS AND WARRANTIES OF BUYER.

         Buyer represents and warrants to each Seller as follows:

         4.1 Organization, Standing, and Authority. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and, on the Closing Date, will be duly qualified to conduct business in the State of Florida. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the documents contemplated hereby, and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by Buyer hereunder and thereunder.

         4.2 Authorization and Binding Obligation. The execution, delivery, and performance of this Agreement by Buyer have been duly authorized by all necessary actions on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as the enforceability of this Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies.

         4.3 Absence of Conflicting Agreements. Subject to obtaining the governmental Consents provided for in Section 6.1 and Section 6.2, the execution, delivery, and performance by Buyer of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (a) do not require the consent of any third party (including any governmental or regulatory authority); (b) will not conflict with the Articles or Incorporation or By-Laws, as amended and/or restated, of Buyer; and (c) will not violate, conflict with, or result in a breach of, or constitute a default under, any law, judgment, order, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality; or (d) will not violate, conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any mortgage, indenture, lease, contract, agreement, instrument, license, or permit to which Buyer is a party or by which Buyer may be bound legally or affected.

         4.4 Buyer Qualifications. Buyer is legally, financially and otherwise qualified to be the licensee of, acquire, own and operate WPBF under the Communications Act, as now in effect, and the rules, regulations and policies of the FCC as now in effect. Buyer knows of no fact that would, under existing law and the existing rules, regulations, policies and procedures of the FCC (a) disqualify Buyer as an assignee of the FCC Licenses or as the owner and operator of WPBF or (b) cause the FCC to fail to approve in a timely fashion the application for the FCC Consent.

          4.5 Disclosure. No representation, warranty, or covenant made by Buyer in this Agreement or the schedules or exhibits hereto, taken as a whole, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein and therein, taken as a whole, not misleading in the light of the circumstances under which they were made.

SECTION 5  OPERATIONS OF WPBF PRIOR TO CLOSING.

         Between the date of this Agreement and the Closing Date, Sellers shall comply with the covenants in this Section 5:

                 5.1 Generally. From the date hereof until the Closing Date, except as may be expressly permitted or contemplated by this Agreement or as otherwise agreed to in writing by Buyer, Sellers shall conduct the business and operations of WPBF in the usual, regular, and ordinary course consistent with past practice, and shall use commercially reasonable efforts to preserve intact the business and operations of WPBF, keep available the services of its Employees, and preserve its relationships with customers, suppliers, licensees, licensors, distributors, agents, lessors, lessees, and others having business dealings with WPBF and the Sellers, and to comply in all material respects with all Contracts. From the date hereof until the Closing Date, Sellers shall (i) maintain their inventory of supplies, parts, spare parts, and other materials and keep their books of account, records, and files in the ordinary course of business consistent with past practice, (ii) maintain their promotional activities and expenditures in the ordinary course of business consistent with past practice, and (iii) operate and maintain all of the Assets consistent with past practice. From the date hereof until the Closing Date, Sellers will sell or cause to be sold advertising time with respect to WPBF only in the ordinary course of business consistent with past practice, and will not enter into any advertising sales contracts for WPBF with a term greater than one year or any barter or trade arrangements for more than $60,000 of airtime. From the date hereof until the Closing Date, Sellers shall not materially increase the aggregate compensation payable to the Employees of WPBF taken as a whole.

                 5.2 Contracts. Sellers will not amend in any material respect or terminate any Material Contract (or waive any material right thereunder), or enter into any contract or commitment relating to WPBF or the Assets, or incur any obligation that will be binding on Buyer after Closing, except for (a) cash time sales agreements and production agreements made in the ordinary course of business, (b) trade or barter agreements made in the ordinary course of business, and (c) other contracts entered into in the ordinary course of business that do not involve consideration, in the aggregate, in excess of $500,000 measured at Closing. Prior to the Closing Date, Sellers shall deliver to Buyer a list of all Contracts entered into between the date of this Agreement and the Closing Date and shall make available to Buyer copies of such Contracts. On or before March 31, 1997, Sellers will deliver or make available to Buyer a true and complete copy (excluding disclosure schedules) of the agreement for the sale by Paxson Communications of Ft. Pierce-34, Inc. of its interest in television station WTVX-TV, Ft. Pierce, Florida.

                5.3 Disposition of Assets. Neither Seller shall sell, assign, lease, or otherwise transfer or dispose of any of the Assets, except where no longer used in the business or operations of WPBF or in connection with the acquisition of replacement property of equivalent kind and value.

                5.4 Encumbrances. Neither Seller shall create, assume or permit to exist any liens, security interests, mortgages, pledges, encumbrances, or restrictions upon the Assets, except for Permitted Liens and liens that will be removed prior to the Closing Date.

                5.5 Licenses. Neither Seller shall cause or permit, by any act or failure to act, any of the Licenses listed on Schedule 3.4 to expire without renewal or to be revoked, suspended, or modified.

                5.6 Access to Information. Sellers shall give Buyer and its counsel, accountants, engineers, and other authorized representatives reasonable access, upon reasonable notice, to the Assets, the business and operations of WPBF, and to all other books, records, and documents of Sellers relating to WPBF for the purpose of audit and inspection, and will furnish or cause to be furnished to Buyer or its authorized representatives, upon reasonable notice, all information with respect to the affairs and business of WPBF that Buyer may reasonably request. Without limiting the foregoing, Buyer shall have the right to inspect the Assets within twenty days prior to Closing to ascertain whether any Event of Loss has occurred.

                5.7 Insurance. Sellers shall maintain the existing insurance policies on the Assets or other policies providing substantially similar coverages.

                5.8 Consents. Sellers shall (consistent with Section 6.6) use reasonable efforts to obtain all Consents, without any change in the terms or conditions of any Assumed Contract or License that could reasonably be expected to be materially less advantageous to Buyer than those pertaining under the Assumed Contract or License as in effect on the date of this Agreement. Seller shall promptly advise Buyer of any difficulties experienced in obtaining any of the Consents and of any conditions proposed, considered, or requested for any of the Consents.

                5.9 Financial Information. Sellers shall furnish Buyer within thirty days after the end of each month ending between the date of this Agreement and the Closing Date statement of income and expense for the month just ended, a balance sheet as at the last day of the month then ended, and such other financial information as Buyer may reasonably request.

                5.10 Compliance with Laws. Sellers shall comply in all material respects with all laws, rules, and regulations, including FCC rules and regulations, and all Licenses, including FCC Licenses, applicable or relating to the business and operations of WPBF.

                5.11 Advice as to Certain Changes. Sellers shall promptly advise Buyer of any change or event resulting in, or which Sellers believe may reasonably be expected to result in a material adverse change in the assets, properties, or condition of WPBF, taken as a whole.

                5.12 Matters. Sellers will promptly deliver to Buyer copies of any reports, applications or communications to or from the FCC or its staff related to WPBF which are delivered or received between the date of this Agreement and the Closing Date. Sellers shall provide Buyer with a reasonable opportunity to review and comment on such applications prior to filing. Sellers shall promptly advise Buyer of any communications to or from the FCC or its staff with respect to WPBF and Sellers shall keep Buyer informed of the status of any negotiations with the FCC or its staff and consult with Buyer, in advance, with respect to any agreements or undertakings with the FCC or its staff regulating the programming or its operation of WPBF that would continue after the Closing Date.

SECTION 6       SPECIAL COVENANTS AND AGREEMENTS.

        6.1  FCC Consent.

                 (a) The assignment of the FCC Licenses in connection with the purchase and sale of the Assets pursuant to this Agreement shall be subject to the prior consent and approval of the FCC.

                 (b) Sellers and Buyer shall prepare and file with the FCC on or before March 31, 1997, an appropriate application for the FCC Consent. The parties shall prosecute the application with all reasonable diligence and otherwise use reasonable efforts to obtain a grant of the application as expeditiously as practicable. Each party agrees to comply with any condition imposed on it by the FCC Consent, except that no party shall be required to comply with a condition if (1) the condition was imposed on it as the result of a circumstance the existence of which does not constitute a breach by the party of any of its representations, warranties, or covenants under this Agreement, and (2) compliance with the condition would, in its reasonable judgment, be burdensome in any material respect (financial or otherwise) on it. Buyer and Sellers shall oppose any petitions to deny or other objections filed with respect to any applications for the FCC Consent and any requests for reconsideration or judicial review of the FCC Consent. If the Closing shall not have occurred for any reason within the original effective period of the FCC Consent, and neither party shall have terminated this Agreement under
Section 9, the parties shall jointly request an extension of the effective period of the FCC Consent. No extension of the FCC Consent shall limit the right of any party to exercise its rights under Section 9.

        6.2 HSR Act Filing. Sellers and Buyer agree to (a) file, or cause to be filed, with the U.S. Department of Justice ("DOJ") and Federal Trade Commission ("FTC") all filings, if any, that are required in connection with the transactions contemplated hereby under the HSR Act on or before April 7, 1997; (b) submit to the other party, prior to filing, their respective HSR Act filings to be made hereunder, and to discuss with the other any comments the reviewing party may have; (c) cooperate with each other in connection with such HSR Act filings, which cooperation shall include furnishing the other with any information or documents that may be reasonably required in connection with such filings; (d) promptly file, after any request by the FTC or DOJ and after appropriate negotiation with the FTC or DOJ of the scope of such request, any information or documents requested by the FTC or DOJ; and (e) furnish each other with any correspondence from or to, and notify each other of any other communications with, the FTC or DOJ that relates to the transactions contemplated hereunder, and to the extent practicable, to permit each other to participate in any conferences with the FTC or DOJ.

        6.3 Control of WPBF. Prior to Closing, Buyer shall not, directly or indirectly, control, supervise, direct, or attempt to control, supervise, or direct, the operations of WPBF; such operations, including complete control of WPBF's programs, employees, and policies, shall be the sole responsibility of WPBF's licensee.

      6.4  Risk of Loss.

                 (a) The risk of any loss, damage, confiscation, or condemnation of any of the Assets from any cause whatsoever shall be borne by Sellers at all times prior to the completion of the Closing.

                 (b) If any substantial part of the Assets is lost, damaged, destroyed, condemned, or confiscated prior to the Closing Date or any other event occurs that results in (i) taking WPBF off-the-air for a period of three consecutive days or more, or (ii) preventing a signal transmission by WPBF in the normal and usual manner in all material respects for a period of seven days or more (any such event being referred to as an "Event of Loss"), Sellers shall notify Buyer of the foregoing in writing within five business days. Within five business days of receipt of Sellers' written notification pursuant to the preceding sentence, Buyer shall notify Sellers in writing of its election:

                          (1)  to require that Sellers undertake to remedy the
Event of Loss, in which event Sellers shall use commercially reasonable efforts to replace or repair the Assets with comparable property of like value and quality or otherwise to remedy the Event of Loss as soon as practicable; or

                          (2)  to terminate this Agreement in accordance with
Section 9.2(d). If Buyer fails to notify Sellers within five business days of receipt of Sellers' notification pursuant to this Section 6.4(b), Buyer shall be deemed to have elected under Section 6.4(b)(1) to require Sellers to undertake to remedy the Event of Loss.

                 (c) If the Event of Loss is not remedied before the date on which the Closing would otherwise occur pursuant to Section 8.1(a)(1), then Buyer may elect, by delivering written notice of its election to Sellers at least five days prior to the date on which the Closing would otherwise occur pursuant to Section 8.1(a)(1):

                          (1)  to require that the Closing be postponed until
after the Event of Loss has been remedied, or

                          (2)  to require that the Closing occur on the date
provided in Section 8.1(a)(1), in which event (A) Sellers shall deliver to Buyer at Closing all remaining insurance proceeds received, to the extent not already expended by Sellers in connection with the remedy of the Event of Loss, and (B) Buyer shall bear any additional costs or expenses incurred by Buyer, in excess of such insurance proceeds, in completing such remedy of the Event of Loss. If Buyer fails to notify Sellers at least five business days prior to the date on which the Closing would otherwise occur pursuant to Section 8.1(a)(1) of its election pursuant to this Section 6.4(c), Buyer shall be deemed to have elected under Section 6.4(c)(2) to require that the Closing occur on the date provided in Section 8.1(a)(1).

         6.5 Confidentiality.

                 (a) Except as and to the extent required by law, each party will keep confidential any information obtained from the other party in connection with the transactions contemplated by this Agreement other than information generally available to the public, information received from third parties having the right to disclose such information, information independently developed by the receiving party, or information required by law to be disclosed. If this Agreement is terminated, each party will return to the other party all information obtained by the such party from any other party in connection with the transactions contemplated by this Agreement or destroy such information and provide the other party with a certificate of destruction.

                 (b) No party shall publish any press release or make any other public announcement concerning this Agreement or the transactions contemplated hereby without the prior written consent of each other party, which shall not be withheld unreasonably; provided, however, that nothing contained in this Agreement shall prevent any party, after notification to each other party, from making any filings with governmental authorities that, in its judgment, may be required or advisable in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

        6.6 Cooperation. Buyer and Sellers shall cooperate fully with each other and their respective counsel and accountants in connection with any actions required to be taken as part of their respective obligations under this Agreement, and Buyer and Sellers shall use all reasonable efforts to take or cause to be taken all actions necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including making such filings with governmental and regulatory authorities, providing information and using reasonable efforts to obtain all necessary or appropriate waivers, consents and approvals, and executing such other documents as may be necessary and desirable to the implementation and consummation of this Agreement, and otherwise use reasonable efforts to consummate the transaction contemplated hereby and to fulfill their obligations under this Agreement. Notwithstanding the foregoing, and except as otherwise expressly provided in this Agreement, no party shall have any obligation to expend funds to obtain any of the Consents (other than any fee payable to the FCC in connection with the filing of the applications for FCC Consent and any fee imposed by the FTC in connection with filings made pursuant to the HSR Act, in each case to the extent provided in Section 11.1).

        6.7 Access to Books and Records. To the extent requested for any reasonable business purposes hereunder, (i) Sellers shall provide Buyer access and the right to copy for a period of five years from the Closing Date any books and records relating to WPBF or the Assets but not included in the Assets and (ii) Buyer shall provide Sellers access and the right to copy for a period of five years after the Closing Date any books and records relating to WPBF or the Assets with respect to periods prior to the Closing that are included in the Assets. Except to the extent required by law, each party will keep confidential information received pursuant to Section 6.7.

         6.8 Disclaimer of Further Representations. Buyer agrees that it is purchasing and accepting the Assets without any representations or warranties, except for the representations and warranties specifically set forth in this Agreement and the representations and warranties in the certificate delivered by Sellers pursuant to Section 8.2(c). To the fullest extent permitted by law, Buyer hereby unconditionally and irrevocably waives and releases any and all actual or potential claims that it might have against Sellers regarding any form of warranty, express or implied, of any kind or type, including warranties of fitness, relating to or in connection with the purchase of the Assets, and any warranty arising out of any statement contained in that certain "Confidential Information Memorandum," distributed in August 1996 on behalf of Sellers by Alex. Brown & Sons Incorporated, other than the representations and warranties specifically set forth in this Agreement and the representations and warranties in the certificate delivered by Sellers pursuant to Section 8.2(c). This waiver and release is, to the fullest extent permitted by law, absolute, complete, total, and unlimited in every way and includes, to the fullest extent permitted by law, a waiver and release of implied warranties, warranties of fitness for a particular use, warranties of merchantability, claims based on apparent or latent defects or deficiencies, whether now or hereafter existing, and strict liability rights and claims of every kind and type (including claims regarding defects that were not or are not discoverable and all other extant or later created or conceived of strict liability or strict liability-type claims and rights).

         6.9 Collection of Accounts Receivable.

                 (a)  Collection.   On or as soon as practicable after the
Closing Date, Sellers shall deliver to Buyer a complete list of the Accounts Receivable setting forth, with respect to each receivable, the name and address of the account debtor, the date of the receivable, and the amount owed. At the Closing, each Seller will designate Buyer as its agent solely for the purposes of collecting the Accounts Receivable. Buyer will use commercially reasonable efforts to collect the Accounts Receivable during the "Collection Period," which shall be the period beginning on the Closing Date and ending on the last day of the fourth calendar month beginning after the Closing Date. Buyer shall not make any referral or compromise of any of the Accounts Receivable to a collection agency or attorney for collection and shall not settle or adjust the amount of any of the Accounts Receivable without the written approval of Sellers. If Buyer receives monies from an account debtor of Buyer that is also an account debtor of either Seller with respect to any of the Accounts Receivable, Buyer shall credit the sums received to the oldest account due.

                 (b) Reports. On or before the fifth business day after the end of each full calendar month during the Collection Period, Buyer shall deliver to Sellers a list of the amounts collected by Buyer before the end of such month with respect to the Accounts Receivable. On or before the fifth business day after the end of the Collection Period, Buyer shall deliver to Sellers a list of all of the Accounts Receivable that remain uncollected.

                 (c) Deposit of Collections. Sellers shall establish and maintain during the Collection Period (and for as long after the Collection Period as Sellers deem appropriate) a bank account at a commercial bank in the West Palm Beach, Florida, metropolitan area for the deposit of collections of the Accounts Receivable. Sellers shall have sole disbursement authority over each such bank account. Within five (5) business days after collecting any amounts with respect to any of the Accounts Receivable, Buyer shall cause the amount collected to be deposited in the appropriate bank account established by Sellers pursuant to this Section 6.9(c).

                 (d) Further Obligations. After the expiration of the Collection Period, Buyer shall have no further obligation hereunder other than
(i) so long as Sellers continue to maintain the bank accounts established pursuant to Section 6.9(c), to deposit in such accounts any payments with respect to any of the Accounts Receivable that Buyer subsequently receives, and
(ii) thereafter, to remit directly to Sellers any payments with respect to any of the Accounts Receivable that Buyer subsequently receives.

         6.10 Noncompetition Agreement. At Closing, Buyer and PCC shall enter into a Noncompetition Agreement in the form of Schedule 6.10.

SECTION 7     CONDITIONS TO OBLIGATIONS OF BUYER AND SELLERS AT CLOSING.

         7.1 Conditions to Obligations of Buyer. All obligations of Buyer at the Closing are subject at Buyer's option to the fulfillment prior to or at the Closing Date of each of the following conditions:

                 (a) Representations and Warranties. All representations and warranties of Sellers contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time, except to the extent any representation or warranty fails to be true and complete as the result of an Event of Loss with respect to which Buyer made an election pursuant to Section 6.4(b)(1), and Buyer shall have received a certificate dated as of the Closing Date, executed on behalf of each Seller by an officer of such Seller, to that effect.

                 (b) Covenants and Conditions. Each Seller shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date, and Buyer shall have received a certificate, executed on behalf of each Seller by an officer of such Seller, to that effect.

                 (c) Consents. All Consents shall have been obtained and delivered to Buyer (other than any Consent required for the assignment of any Assumed Contract listed on Schedule 3.8 that is not a Material Contract) without any material adverse change in the terms or conditions of any Assumed Contract or any License (except as Buyer may have otherwise agreed).

                 (d) FCC Consent. The FCC Consent shall have been granted without the imposition on Buyer of any conditions that need not be complied with by Buyer under Section 6.1, each Seller shall have complied with any conditions imposed on it by the FCC Consent, and the FCC Consent shall have become a Final Order.

                 (e) HSR Act. The waiting period, and any extensions thereof, under the HSR Act shall have expired without action by the DOJ or the FTC to prevent the Closing.

                 (f) Governmental Authorizations. Licensee shall be the holder of all FCC Licenses. There shall not have been any modification of any License that could have an adverse effect on the business and operations of WPBF. No proceeding shall be pending or to Sellers' knowledge, threatened the effect of which reasonably could be expected to revoke, cancel, fail to renew, suspend, or modify adversely any FCC License.

                 (g) Injunction, etc. There shall not be any order outstanding against any party hereto or law promulgated that prevents the consummation of the transactions contemplated by this Agreement.

                 (h) Deliveries. Seller shall have made all the deliveries to Buyer set forth in Section 8.2.

                 (i) Adverse Change. Between the date of this Agreement and the Closing Date, there shall have been no material adverse change in the assets, properties, or condition of WPBF, taken as a whole, including any unrestored damage, destruction, or loss materially affecting the conduct of the business of WPBF, which has not been waived by Buyer in accordance with the terms of this Agreement, except to the extent that any material adverse change results from or represents an Event of Loss with respect to which Buyer made an election pursuant to Section 6.4(b)(1).

          7.2 Conditions to Obligations of Sellers. All obligations of Sellers at the Closing are subject at Sellers' option to the fulfillment prior to or at the Closing Date of each of the following conditions:

                 (a) Representations and Warranties. All representations and warranties of Buyer contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time, and Sellers shall have received a certificate dated as of the Closing Date, executed on behalf of Buyer by an officer of Buyer, to that effect.

                 (b) Covenants and Conditions. Buyer shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date, and Sellers shall have received a certificate, executed on behalf of Buyer by an officer of Buyer, to that effect.

                 (c) FCC Consent. The FCC Consent shall have been granted without the imposition on either Seller of any conditions that need not be complied with by such Seller under

Section 6.1, Buyer shall have complied with any conditions imposed on it by the FCC Consent, and the FCC Consent shall have become a Final Order.

                 (d) HSR Act. The waiting period, and any extensions thereof, under the HSR Act shall have expired without action by the DOJ or the FTC to prevent the Closing.

                 (e) Injunction, etc. There shall not be any order outstanding against any party hereto or law promulgated that prevents the consummation of the transactions contemplated by this Agreement.

                 (f) Deliveries. Buyer shall have made all the deliveries set forth in Section 8.3.

SECTION 8        CLOSING AND CLOSING DELIVERIES.

         8.1 Closing.

                 (a)  Closing Date.

                          (1)  Except as provided in the following sentence or
in Section 8.1(a)(2) or as otherwise agreed to by Buyer and Sellers, the Closing shall take place at 10:00 a.m. on a date, to be set by Sellers on at least five days' written notice to Buyer, which shall be not earlier than the first business day after and not later than the twentieth business day after the later of (A) the day on which the FCC Consent becomes a Final Order and (B) the day on which the waiting period under the HSR Act shall have expired. If Sellers fail to specify the date for Closing pursuant to the preceding sentence prior to the fifteenth business day after the later of (A) the day on which the FCC Consent becomes a Final Order and (B) the day on which the waiting period under the HSR Act shall have expired, the Closing shall take place on the twentieth business day after the later of (A) the day on which the FCC Consent becomes a Final Order and (B) the day on which the waiting period under the HSR Act shall have expired.

                          (2)  If any Event of Loss occurs and Buyer makes an
election pursuant to Section 6.4(c)(1), the Closing shall take place on a date, to be set by Sellers on at least five days' written notice to Buyer, after the Event of Loss has been remedied.

                 (b) Closing Place. The Closing shall be held at the offices of Dow, Lohnes & Albertson, PLLC, 1200 New Hampshire Avenue, N.W., Suite 800, Washington, D.C. 20036, or any other place that is agreed upon by Buyer and Sellers.

         8.2 Deliveries by Sellers. Prior to or on the Closing Date, Sellers shall deliver to Buyer the following, in form and substance reasonably satisfactory to Buyer and its counsel:

                 (a) Transfer Documents. Duly executed instruments of conveyance and transfer, including warranty deeds, bills of sale, motor vehicle titles, assignments, and other transfer documents, all in form and substance reasonably satisfactory to Buyer, that are sufficient to vest good and marketable title to the Assets in the name of Buyer, free and clear of all liens, security interests, mortgages, pledges, encumbrances, or restrictions except for Permitted Liens.

                 (b) Consents. A copy any instrument evidencing any Consent received by Sellers prior to the Closing.

                 (c) Certificate. A certificate, dated as of the Closing Date, executed on behalf of each Seller by an officer of such Seller, certifying (1) that the representations and warranties of Sellers contained in this Agreement are true and complete in all material respects as of the Closing Date as though made on and as of that date (except for such changes contemplated by Section 5 that may have occurred between the date of this Agreement and the Closing Date), except to the extent any representation or warranty fails to be true and complete as the result of an Event of Loss with respect to which Buyer made an election pursuant to Section 6.4(b)(1), and (2) that each Seller has in all material respects performed and complied with all of its obligations, covenants, and agreements set forth in this Agreement to be performed and complied with on or prior to the Closing Date.

                 (d) Licenses, Contracts, Business Records, Etc. Copies of all Licenses, Assumed Contracts, blueprints, schematics, working drawings, plans, projections, engineering records, and all files and records included in the Assets.

                 (e) Opinions of Counsel. An opinion of Sellers' counsel dated as of the Closing Date, substantially in the form of Schedule 8.2(e) hereto.

                 (f) Guaranty. A guaranty by Paxson Communications Corporation, substantially in the form of Schedule 8.2(f) hereto.

                 (g) Noncompetition Agreement. The Noncompetition Agreement in the form of Schedule 6.10, duly executed by PCC.

         8.3 Deliveries by Buyer. Prior to or on the Closing Date, Buyer shall deliver to Sellers the following, in form and substance reasonably satisfactory to Sellers and their counsel:

                 (a) Purchase Price. The Estimated Purchase Price as provided in Section 2.4(a).

                 (b) Assumption Agreements. Appropriate assumption agreements pursuant to which Buyer shall assume and undertake to perform each Seller's obligations under the Licenses and Assumed Contracts to the extent provided in
Section 2.5.

                 (c) Certificate. A certificate, dated as of the Closing Date, executed on behalf of Buyer by an officer of Buyer, certifying (1) that the representations and warranties of Buyer contained in this Agreement are true and complete in all material respects as of the Closing Date as though made on and as of that date, and (2) that Buyer has in all material respects performed and complied with all of its obligations, covenants, and agreements set forth in this Agreement to be performed and complied with on or prior to the Closing Date.

                 (d) Opinion of Counsel. An opinion of Buyer's counsel dated as of the Closing Date, substantially in the form of Schedule 8.3(d) hereto.

                 (e) Noncompetition Agreement. The Noncompetition Agreement in the form of Schedule 6.10, duly executed by Buyer.

SECTION 9  TERMINATION.

         9.1 Termination by Sellers. This Agreement may be terminated by Sellers prior to the Closing and the purchase and sale of the Assets abandoned, if neither Seller is then in material default, upon written notice to Buyer, upon the occurrence of any of the following:

                 (a) Conditions. If on the date on which the Closing is required to take place pursuant to Section 8.1(a) any of the conditions precedent to the obligations of Sellers set forth in this Agreement has not been satisfied or waived in writing by Sellers.

                 (b) Judgments. If there shall be in effect on the date on which the Closing is required to take place pursuant to Section 8.1(a) any judgment, decree, or order that would prevent or make unlawful the Closing.

                 (c) Upset Date. If the Closing shall not have occurred on or before December 31, 1997.

                 (d) Absence of Board Approval. At any time after March 24, 1997, if Buyer has not notified Sellers in writing prior to the time that Sellers elect to terminate this Agreement pursuant to this Section 9.1(d) that the board of directors of Buyer has approved the execution, delivery, and performance by Buyer of this Agreement.

         9.2 Termination by Buyer. This Agreement may be terminated by Buyer and the purchase and sale of the Assets abandoned, if Buyer is not then in material default, upon written notice to Sellers, upon the occurrence of any of the following:

                 (a) Conditions. If on the date on which the Closing is required to take place pursuant to Section 8.1(a) any of the conditions precedent to the obligations of Buyer set forth in this Agreement has not been satisfied or waived in writing by Buyer.

                 (b) Judgments. If there shall be in effect on the date on which the Closing is required to take place pursuant to Section 8.1(a) any judgment, decree, or order that would prevent or make unlawful the Closing.

                 (c) Upset Date. If the Closing shall not have occurred on or before December 31, 1997.

                 (d) Event of Loss. If an Event of Loss occurs and Buyer notifies Sellers of its election to terminate the Agreement within five business days after the receipt of Sellers' notice of the occurrence of the Event of Loss.

                 (e) Absence of Board Approval. If the board of directors of Buyer fails to approve the execution, delivery, and performance by Buyer of this Agreement on or before March 24, 1997 and Buyer notifies Sellers on March 24, 1997 of its election to terminate the Agreement pursuant to this Section 9.2(e).

         9.3 Termination by Mutual Consent. This Agreement may be terminated upon the mutual written consent of Sellers and Buyer.

         9.4 Payment of Liquidated Damages. If this Agreement is terminated by Sellers due to Buyer's breach of this Agreement, then Buyer shall immediately pay to Sellers Two Million Five Hundred Thousand Dollars in immediately available funds, and the payment to Sellers pursuant to this Section 9.4 shall be liquidated damages and shall constitute full payment and the exclusive remedy for any damages suffered by Sellers by reason of Buyer's breach of this Agreement. Sellers and Buyer agree in advance that actual damages would be difficult to ascertain and that the amount of the payment to be made to Sellers pursuant to Section 9.4 is a fair and equitable amount to reimburse Sellers for damages sustained due to Buyer's breach of this Agreement.

         9.5 Buyer's Rights on Termination. If this Agreement is terminated by Buyer due to either Seller's breach of any provision of this Agreement, Buyer shall have all rights and remedies available at law or equity.

         9.6 Specific Performance. The parties recognize that if Sellers breach this Agreement and refuse to perform under the provisions of this Agreement, monetary damages alone would not be adequate to compensate Buyer for its injury. Buyer shall therefore be entitled, in addition to any other remedies that may be available, including money damages, to obtain specific performance of the terms of this Agreement. If any action is brought by Buyer to enforce this Agreement, Sellers shall waive the defense that there is an adequate remedy at law.

SECTION 10      SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                INDEMNIFICATION; CERTAIN REMEDIES.

         10.1 Representations and Warranties. Without prejudice to representations and warranties in other agreements delivered hereunder, all representations and warranties contained in this Agreement shall be deemed continuing representations and warranties and shall survive the Closing Date for a period of twelve months following the Closing; provided, however, that any representation or warranty that would otherwise terminate in accordance with this Section 10.1 shall continue to survive, if a claim for indemnification shall have been made under Section 10 on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in Section 10. Any investigations by or on behalf of any party hereto shall not constitute a waiver as to enforcement of any representation, warranty, or covenant contained in this Agreement. No notice or information delivered by either party shall affect the other party's right to rely on any representation, warranty, or covenant made by such party or relieve such party of any obligations under this Agreement as the result of a breach of any of its representations and warranties.

         10.2 Indemnification by Sellers. After the Closing, and regardless of any investigation made at any time by or on behalf of Buyer or any information Buyer may have, Sellers jointly and severally hereby agree to indemnify and hold harmless Buyer from and against, and shall reimburse Buyer for, any and all losses, liabilities, and damages (including punitive and exemplary damages and fines or penalties and any interest thereon), costs and expenses (including reasonable fees and disbursements of counsel and expenses of investigation and defense), claims, or other obligations of any nature (collectively, "Losses") which result from:

                 (a) Any inaccuracy in or breach of any representation and warranty, or any breach or nonfulfillment of any covenant or agreement of either Seller contained in this Agreement or in any certificate, document or instrument delivered to Buyer under this Agreement;

                 (b) All liabilities not required to be assumed by Buyer pursuant to Section 2.6 including all obligations of either Seller not required to be assumed by Buyer pursuant to this Agreement, including any liabilities arising at any time under any Contract not included in the Assumed Contracts or with respect to any Excluded Assets; and

                 (c) The operation or ownership of WPBF and the Assets prior to the Closing, including any liabilities arising under the Licenses or the Assumed Contracts that relate to events occurring prior to the Closing Date except insofar as the Purchase Price was reduced pursuant to Section 2.3(a) as a result of the proration of such liabilities.

         10.3 Indemnification by Buyer. After the Closing, and regardless of any investigation made at any time by or on behalf of either Seller or any information that either Seller may have, Buyer hereby agrees to indemnify and hold harmless each Seller from and against, and shall reimburse each Seller for, any and all Losses which result from:

                 (a) Any inaccuracy in or breach of any representation and warranty, or any breach or nonfulfillment of any covenant or agreement of Buyer contained in this Agreement or in any certificate, document or instrument delivered to Buyer under this Agreement, or

                 (b) Any and all obligations required to be assumed by Buyer pursuant to Section 2.5 of this Agreement; and

                 (c) The operation or ownership of WPBF and the Assets after the Closing.

         10.4 Procedure for Indemnification. The procedure for indemnification shall be as follows:

                 (a) The party claiming indemnification (the "Claimant") shall promptly give notice to the party from which indemnification is claimed (the "Indemnifying Party") of any claim, whether between the parties or brought by a third party, specifying in reasonable detail the factual basis for the claim. If the claim relates to an action, suit, or proceeding filed by a third party against Claimant, such notice shall be given by Claimant within five business days after written notice of such action, suit, or proceeding was given to Claimant.

                 (b) With respect to claims solely between the parties, following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have thirty days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree at or prior to the expiration of the thirty-day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the full amount of the claim. If the Claimant and the Indemnifying Party do not agree within the thirty-day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate remedy at law or equity or under the arbitration provisions of this Agreement, as applicable.

                 (c) With respect to any claim by a third party as to which the Claimant is entitled to indemnification under this Agreement, the Indemnifying Party shall have the right at its own expense, through counsel reasonably acceptable to the Claimant, to participate in or assume control of the defense of such claim, and the Claimant shall cooperate fully with the Indemnifying Party, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnifying Party. A claim may not be settled by the Indemnifying Party without the prior written consent of the Claimant (which consent will not unreasonably be withheld) unless, as part of such settlement, the Claimant shall receive a full and unconditional release reasonably satisfactory to the Claimant. If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of such claim at its own expense. If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third-party claim, it shall be bound by the results obtained in good faith by the Claimant with respect to such claim.

                 (d) If a claim, whether between the parties or by a third party, requires immediate action, the parties will make every effort to reach a decision with respect thereto as expeditiously as possible.

         10.5 Certain Limitations. Notwithstanding anything in this Agreement to the contrary,

                 (a) neither Seller shall be required to indemnify or otherwise be liable to Buyer with respect to any claim arising from the failure of Sellers to obtain any Consent if the obtaining of such Consent was not a condition precedent to the obligations of Buyer set forth in this Agreement or the condition that such Consent be obtained was waived by Buyer;

                 (b) neither Seller shall be required to indemnify or otherwise be liable to Buyer for any breach of a representation or warranty, or for the breach of any covenant contained in Section 5 of this Agreement, except to the extent the losses, obligations, liabilities, costs, and expenses of Buyer arising from all such breaches by both Sellers exceed in the aggregate One Hundred Thousand Dollars; it being understood that this limitation applies only to indemnification for breaches of representations and warranties and breaches of covenants contained in Section 5 and does not apply to other indemnification rights, including the right to indemnification for Excluded Liabilities, or to claims relating to the adjustments and prorations pursuant to Section 2.3(a);

                 (c) Buyer shall not be required to indemnify or otherwise be liable to any Seller for any breach of a representation or warranty, except to the extent the losses, obligations, liabilities, costs, and expenses of both Sellers arising from all such breaches by Buyer exceed in the aggregate One Hundred Thousand Dollars; it being understood that this limitation applies only to indemnification for breaches of representations and warranties and does not apply to other indemnification rights or to claims relating to the adjustments and prorations pursuant to Section 2.3(a);

                 (d) no party shall indemnify or otherwise be liable to any other party with respect to any claim for any breach of a representation or warranty, or for the breach of any covenant contained in Section 5 of this Agreement, unless notice of the claim is given within twelve months after the Closing Date; it being understood that this limitation applies only to indemnification for breaches of representations and warranties and breaches of covenants contained in Section 5 and does not apply to other indemnification rights, including the right to indemnification for Excluded Liabilities, or to claims relating to the adjustments and prorations pursuant to Section 2.3(a);

                 (e) neither Seller shall be required to indemnify or otherwise be liable to Buyer for any breach of a representation or warranty, or for the breach of any covenant contained in Section 5 of this Agreement, to the extent the losses, obligations, liabilities, costs, and expenses of Buyer arising from all such breaches by all Sellers exceed in the aggregate Ten Million Dollars; it being understood that this limitation applies only to indemnification for breaches of representations and warranties and breaches of covenants contained in Section 5 and does not apply to other indemnification rights, including the right to indemnification for Excluded Liabilities, or to claims relating to the adjustments and prorations pursuant to Section 2.3(a); and

                 (f) Buyer shall not be required to indemnify or otherwise be liable to any Seller for any breach of a representation or warranty to the extent the losses, obligations, liabilities, costs, and expenses of all Sellers arising from all such breaches by Buyer exceed in the aggregate Ten Million Dollars; it being understood that this limitation applies only to indemnification for breaches of representations and warranties and does not apply to other indemnification rights or to claims relating to the adjustments and prorations pursuant to Section 2.3(a).

SECTION 11     MISCELLANEOUS.

         11.1 Fees and Expenses. Except as otherwise provided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution, and performance of this Agreement, including all fees and expenses of counsel, accountants, agents, and representatives, and each party shall be responsible for all fees or commissions payable to any finder, broker, advisor, or similar Person retained by or on behalf of such party (including, in the case of Sellers, all fees or commissions payable to Alex. Brown & Sons Incorporated and, in the case of Buyer, Chase Securities Inc.), except that all filing fees (including all FCC filing fees and all fees required in connection with filings under the HSR
Act), transfer taxes, recordation taxes, sales taxes, document stamps, or other charges levied by any governmental entity in connection with the transactions contemplated by this Agreement shall be paid by Buyer.

         11.2 Notices. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be (a) in writing, (b) delivered by personal delivery, or sent by commercial delivery service or registered or certified mail, return receipt requested, or sent by facsimile transmission, (c) deemed to have been given on the date of personal delivery or the date set forth in the records of the delivery service or on the return receipt or by facsimile confirmation, and (d) addressed as follows:

If to either Seller:             c/o Paxson
                                 Communications Corporation
                                 601 Clearwater Park Road West
                                 Palm Beach, Florida  33401
                                 Attention:  Lowell W. Paxson,
                                 President Telecopier:
                                 561-655-9424

  With copies to:          Dow, Lohnes &
                           Albertson, PLLC 1200 New
                           Hampshire Avenue, N.W.  Suite
                           800 Washington, D.C.
                           20036-6802 Attention:  John
                           R. Feore, Jr.  Telecopier:
                           202-776-2222

                           Paxson Communications Corporation 601
                           Clearwater Park Road West
                           Palm Beach, Florida  33401
                           Attention:  Anthony L.
                           Morrison, Vice President and
                           General Counsel Telecopier:
                           561-655-9424

If to Buyer:               The Hearst Corporation
                           959 Eighth Avenue
                           New York, New York 120019 Attention:
                           Frank A. Bennack, Jr.,
                           President and Chief Executive
                           Officer; Jonathan E.
                           Thackeray, Vice President and
                           General Counsel; and John G.
                           Conomikes, Vice President and
                           General Manager, Hearst
                           Broadcasting Telecopier:
                           212-649-2035

  With a copy to:          Brooks, Pierce,
                           McLendon, Humphrey & Leonard
                           First Union Capitol Center
                           Suite 1600 Raleigh, North
                           Carolina 27601 Attention:
                           Wade H. Hargrove Telecopier:
                           919-839-0304

or to any other or additional Persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 11.2.

         11.3 Arbitration. Except as otherwise provided to the contrary below or in Section 2.3(b), any dispute arising out of or related to this Agreement that Sellers and Buyer are unable to resolve by themselves shall be settled by arbitration in West Palm Beach, Florida by a panel of three arbitrators. Sellers, collectively, and Buyer shall each designate one disinterested arbitrator, and the two arbitrators so designated shall select the third arbitrator. The persons selected as arbitrators need not be professional arbitrators, and persons such as lawyers, accountants, brokers, and bankers shall be acceptable. Before undertaking to resolve the dispute, each arbitrator shall be duly sworn faithfully and fairly to hear and examine the matters in controversy and to make a just award according to the best of his or her understanding. The arbitration hearing shall be conducted in accordance with the commercial arbitration rules for large cases of the American

Arbitration Association. The written decision of a majority of the arbitrators shall be final and binding on Sellers and Buyer. The costs and expenses of the arbitration proceeding shall be assessed between Sellers and Buyer in a manner to be decided by a majority of the arbitrators, and the assessment shall be set forth in the decision and award of the arbitrators. Judgment on the award, if it is not paid within thirty days, may be entered in any court having jurisdiction over the matter. No action at law or suit in equity based upon any claim arising out of or related to this Agreement shall be instituted in any court by either Seller or Buyer against any other party except (a) an action to compel arbitration pursuant to this Section or (b) an action to enforce the award of the arbitration panel rendered in accordance with this Section.

         11.4 Benefit and Binding Effect. No party may assign this Agreement without the prior written consent of each other party hereto, except that Buyer, prior to the receipt of the FCC Consent, may (a) assign its right to acquire the Assets to a "qualified intermediary" (within the meaning of Section 1.1031(k)-1(g)(4)(iii) of the Department of the Treasury's regulations promulgated pursuant to the Internal Revenue Code, so long as (i) the "qualified intermediary" causes the Assets to be assigned to Buyer immediately thereafter, and (ii) the assignment to the "qualified intermediary" would not delay the Closing, and (b) assign this Agreement to an Affiliate of Buyer. Sellers agree that they will not unreasonably withhold their consent to a proposed assignment by Buyer following the receipt of the FCC Consent to a "qualified intermediary" or to an Affiliate of Buyer, each as contemplated by the preceding sentence; Buyer agrees that it would not be unreasonable for Sellers to withhold their consent to such an assignment if it would, in any respect, delay the Closing or delay the date on which the FCC Consent would become a Final Order. Any assignment by Buyer of all or part of its rights under this Agreement shall not affect Buyer's obligations hereunder, and Buyer shall, as a condition to any such assignment, deliver to Sellers its guaranty (substantially similar in form to Schedule 8.2(f)) of the performance by its assignee of all obligations of Buyer and its assignee hereunder. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement is not intended to, and shall not, confer upon any other person except the parties hereto (and their permitted assigns) any rights or remedies hereunder.

         11.5 Further Assurances; Reasonable Consent. The parties shall take any actions and execute any other documents that may be necessary or desirable to the implementation and consummation of this Agreement, including, in the case of Sellers, any additional deeds, bills of sale, or other transfer documents that, in the reasonable opinion of Buyer, may be necessary to ensure, complete, and evidence the full and effective transfer of the Assets to Buyer pursuant to this Agreement. When its consent under this Agreement is requested, each party agrees to respond promptly and reasonably to the request.

         11.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA (WITHOUT REGARD TO THE CHOICE OF LAW PROVISIONS THEREOF).

         11.7 Headings. The headings in this Agreement are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.

         11.8 Gender and Number. Words used in this Agreement, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender, masculine, feminine, or neuter, and any other number, singular or plural, as the context requires.

         11.9 Entire Agreement. This Agreement, the schedules, hereto, and all documents, certificates, and other documents to be delivered by the parties pursuant hereto, collectively represent the entire understanding and agreement between Buyer and Sellers with respect to the subject matter of this Agreement. This Agreement supersedes all prior negotiations between the parties and cannot be amended, supplemented, or changed except by an agreement in writing that makes specific reference to this Agreement and that is signed by the party against which enforcement of any such amendment, supplement, or modification is sought.

         11.10 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement, or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.10.

         11.11 Counterparts. This Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

         IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first written above.


                                    PAXSON COMMUNICATIONS OF
                                    WEST PALM BEACH-25, INC.


 [Corporate Seal]                   By: /s/ Lowell W. Paxson
                                       --------------------------------

                                    Name: Lowell W. Paxson
                                         ------------------------------

                                    Title: Chairman & CEO
                                          -----------------------------



                                    PAXSON WEST PALM BEACH LICENSE, INC.


 [Corporate Seal]                   By: /s/ Lowell W. Paxson
                                       --------------------------------

                                    Name: Lowell W. Paxson
                                         ------------------------------

                                    Title: Chairman & CEO
                                          -----------------------------



                                    THE HEARST CORPORATION


 [Corporate Seal]                   By: /s/ David J. Barrett
                                       --------------------------------

                                    Name: David J. Barrett
                                         ------------------------------

                                    Title: Vice-President
                                          -----------------------------